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                                                                  EXHIBIT 3.1(a)

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                    NOVACEPT

         The undersigned, David Clapper and Christopher Mitchell, certify that:

         1. They are the duly elected President and Secretary, respectively, of Novacept, a California corporation.

         2. The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                                       I

         The name of this corporation is Novacept.

                                       II

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

         (A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 125,245,152 shares, of which 100,000,000 shares shall be Common Stock and 25,245,152 shares shall be Preferred Stock, each with a par value of $0.001. The Preferred Stock may be issued from time to time in one or more series. The first such Series shall be designated Series A Preferred Stock ("Series A Preferred") and shall consist of 133,334 shares. The second Series shall be designated Series B Preferred Stock ("Series B Preferred") and shall consist of 200,000 shares. The third such Series shall be designated Series C Preferred Stock ("Series C Preferred") and shall consist of 230,000 shares. The fourth such Series shall be designated Series D Preferred Stock ("Series D Preferred") and shall consist of 1,000,000 shares. The fifth such Series shall be designated Series D-1 Preferred Stock ("Series D-1 Preferred") and shall consist of 1,500,000 shares. The sixth such Series shall be designated Series E Preferred Stock ("Series E Preferred") and shall consist of 681,818 shares. The seventh such Series shall be designated Series F Preferred Stock ("Series F Preferred") and shall consist of 3,500,000 shares. The eighth such Series shall be designated Series F-1 Preferred Stock ("Series F-1 Preferred") and shall consist of 3,000,000 shares. The ninth such Series shall be designated Series G
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Preferred Stock ("Series G Preferred") and shall consist of 6,000,000 shares.
The tenth such Series shall be designated Series H Preferred Stock ("Series H Preferred") and shall consist of 9,000,000 shares.

         (B) Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as follows:

                  (1) Dividends.

                           (a) The holders of outstanding Preferred Stock shall
be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of: (i) $0.75 per share per annum on each outstanding share of Series A Preferred, (ii) $1.00 per share per annum on each outstanding share of Series B Preferred, (iii) $1.60 per share per annum on each outstanding share of Series C Preferred, (iv) $0.10 per share per annum on each outstanding share of Series D Preferred, (v) $0.10 per share per annum on each outstanding share of Series D-1 Preferred, (vi) $0.44 per share per annum on each outstanding share of Series E Preferred, (vii) $0.45 per share per annum on each outstanding share of Series F Preferred, (viii) $.0.475 per share per annum on each outstanding share of Series F-1 Preferred, (ix) $0.475 per share per annum on each outstanding share of Series G Preferred, and (x) $0.345 per share per annum on each outstanding share of Series H Preferred, before any cash dividend is paid on Common Stock. Such dividends or distributions may be payable annually or otherwise as the Board of Directors may from time to time determine. Dividends or distributions (other than dividends payable solely in shares of Common Stock) may be declared and paid upon shares of Common Stock in any fiscal year of the corporation only if dividends in the total amount of: (i) $0.75 per share on the Series A Preferred, (ii) $1.00 per share on the Series B Preferred, (iii) $1.60 per share on the Series C Preferred, (iv) $0.10 per share on the Series D Preferred, (v) $0.10 per share on the Series D-1 Preferred, (vi) $0.44 per share on the Series E Preferred, (vii) $0.45 per share on the Series F Preferred,
(viii) $.0.475 on the Series F-1 Preferred, (ix) $0.475 per share on the Series G Preferred, and (x) $0.345 per share on the Series H Preferred shall have been paid or declared and set apart; and no further dividends shall be paid to holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred in excess of such annual rates in any fiscal year unless at the same time equivalent dividends are paid to holders of shares of Common Stock. The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

                           (b) In the event this corporation shall declare a
distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their respective

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shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                  (2) Voting Rights.

                           (a) Subject to subsection (b) hereof, each holder of
shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except in those matters required by law to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

                           (b) The holders of the outstanding shares of Series H
Preferred, voting separately as a class, shall at all times have the right to elect one member of the Board of Directors of the corporation. The holders of the outstanding shares of Series G, voting separately as a class, shall at all times have the right to elect one member of the Board of Directors of the corporation. The holders of the outstanding shares of Series F-1 Preferred, voting separately as a class, shall at all times have the right to elect one member of the Board of Directors of the corporation. The holders of the outstanding shares of Series F Preferred, voting separately as a class, shall at all times have the right to elect one member of the Board of Directors of the corporation. The holders of the outstanding shares of Series E Preferred, voting separately as a class, shall at all times have the right to elect one member of the Board of Directors of the corporation. Additional members of the Board of Directors shall be elected by the holders of the outstanding shares of Common Stock and Preferred Stock voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class of shareholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. No action by members of the Board of Directors filling a vacancy on the Board of Directors shall be effective until ten (10) days after all Board members who do not have a right to vote on such appointment have received notice thereof. A majority of the Board members entitled to receive such notice may waive such notice requirement on behalf of all such Board members. In the event there are no directors remaining elected by the applicable class of shareholders, the vacancy shall be filled by the affirmative vote of the holders of a majority of the shares of such class.


                  (3) Conversion. The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall have conversion rights as follows (the "Conversion Rights"):

                           (a) Right to Convert. Subject to Section 3(c), each
share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E

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Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and the
Series H Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $7.50 in the case of the Series A Preferred, (ii) $10.00 in the case of the Series B Preferred, (iii) $16.00 in the case of Series C Preferred, (iv) $1.00 in the case of Series D Preferred, (v) $1.00 in the case of Series D-1 Preferred, (vi) $4.40 in the case of Series E Preferred, (vii) $4.50 in the case of the Series F Preferred, (viii) $4.75 in the case of the Series F-1 Preferred, (ix) $4.75 in the case of the Series G Preferred, and (x) $3.45 in the case of the Series H Preferred by the Conversion Price applicable to such share (as defined below), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Conversion Price" per share shall be
(i) $7.50 for shares of Series A Preferred, (ii) $10.00 for shares of Series B Preferred, (iii) $16.00 for shares of Series C Preferred, (iv) $1.00 for shares of Series D Preferred, (v) $1.00 for shares of Series D-1 Preferred, (vi) $4.40 for shares of Series E Preferred, (vii) $4.50 for shares of Series F Preferred,
(viii) $4.75 in the case of the Series F-1 Preferred, (ix) $4.75 in the case of the Series G Preferred, and (x) $3.45 in the case of the Series H Preferred. Such initial Conversion Price for all Preferred Stock shall be subject to adjustment as set forth in Section 3(d) below, and the initial Conversion Price for the Series H Preferred shall also be subject to adjustment as set forth in
Section 3(c).

                           (b) Automatic Conversion. Each share of Series A
Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 3(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the corporation to the public in which the aggregate gross proceeds raised is at least $30,000,000 (before deduction of underwriter's commissions and expenses) and, based upon the per share offering price to the public in such offering, the Pre-Money Valuation (as defined below) of the corporation (for purposes hereof, "Pre-Money Valuation" shall be determined by multiplying the price to public in such offering by the number of shares of Common Stock that immediately prior to such offering are (x) issued and outstanding, (y) issuable upon conversion of outstanding Preferred Stock or upon conversion of Preferred Stock issuable upon exercise of outstanding warrants, and (z) issuable upon exercise of outstanding options to purchase Common Stock) is at least $175,000,000; or (ii) the date specified by written consent or agreement of the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock voting together as a class, which vote or consent shall be calculated without regard to the first sentence of Article II, Section (B)(2)(a).

                           (c) Alternative Conversion Price Adjustment for the
Series H Preferred upon a Public Offering. In the event of the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act does not result in the corporation having a Pre-Money Valuation in such offering of at least $175,000,000, then the conversion price of the Series H Preferred as then in effect, will, upon

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conversion of all of the Series H Preferred into Common Stock immediately prior to the closing of such offering, shall be determined by multiplying the Conversion Price then in effect for the Series H Preferred by a fraction, (x) the numerator of which shall be the actual Pre-Money Valuation of the corporation in such offering; and (y) the denominator of which shall be $175,000,000.

                           (d) Mechanics of Conversion. Before any holder of
Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Series of Preferred Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (e) Conversion Price Adjustments of Preferred Stock
for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall be subject to adjustment from time to time as follows:

                                    (i) Issuance of Additional Stock below
Purchase Price . If the corporation shall issue, after the date upon which any shares of Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred in effect immediately prior to the issuance of such Additional Stock, then and in each such case, the Conversion Price for such Series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 3(e)(i), unless otherwise provided in this
Section 3(e)(i). In no event shall an adjustment to the Conversion Price for the Series A Preferred,

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Series B Preferred, Series C Preferred, Series D Preferred and Series D-1
Preferred be effected as a result of the application of this Section 3(e)(i).

                                    (A) Adjustment Formula. Whenever the
Conversion Price is adjusted pursuant to this Section (3)(e)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 3(e)(i)(E) below.

                                    (B) Definition of "Additional Stock". For
purposes of this Section 3(e)(i), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(e)(i)(E)) by the corporation after the Purchase Date) other than

                                             (1) Common Stock issued pursuant to
a transaction described in Section 3(e)(ii) hereof,

                                             (2) Shares of Common Stock issuable
or issued to employees, consultants or directors of the corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors and shareholders of the corporation,

                                             (3) Capital stock, or options or
warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors of the corporation,

                                             (4) Warrants to purchase shares of
Common Stock or Preferred Stock and the shares of Common Stock and Preferred Stock issuable upon exercise of such warrants which are outstanding as of the date of these Amended and Restated Articles of Incorporation,

                                             (5) Warrants to purchase shares of
Series H Preferred Stock and the Series H Preferred Stock issuable upon exercise of such warrants that are or will be issued pursuant to the corporation's Note and Warrant Agreement dated January 24, 2002,

                                             (6) Capital stock or warrants or
options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the corporation,

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                                             (7) Shares of Common Stock issued
or issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred, and

                                             (8) Shares of Common Stock issued
or issuable in a public offering prior to or in connection with which all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred will be converted to Common Stock.

                                    (C) No Fractional Adjustments. No adjustment
of the Conversion Price for the Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred, shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                                    (D) Determination of Consideration. In the
case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                    (E) Deemed Issuances of Common Stock. In the
case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3(e)(i):

                                             (1) The aggregate maximum number of
shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 3(e)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

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                                             (2) The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights
(the consideration in each case to be determined in the manner provided in Section 3(e)(i)(D).

                                             (3) In the event of any change in
the number of shares of Common Stock deliverable or in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                             (4) Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each of the Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                             (5) The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3(e)(i)(E)(1) and 3(e)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either
Section 3(e)(i)(E)(3) or 3(e)(i)(E)(4).

                                    (F) No Increased Conversion Price.
Notwithstanding any other provisions of this Section (3)(e)(i), except to the limited extent provided for in Sections 3(e)(i)(E)(3) and 3(e)(i)(E)(4), no adjustment of the Conversion Price pursuant to this

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Section 3(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                    (ii) Stock Splits and Dividends. In the
event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the then outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(e)(i)(E).

                                    (iii) Reverse Stock Splits. If the number of
shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series shall be decreased in proportion to such decrease in outstanding shares.

                           (f) Other Distributions. In the event the corporation
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(e)(ii), then, in each such case for the purpose of this Section 3(e), the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                           (g) Recapitalizations. If at any time or from time to
time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of

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assets transaction provided for elsewhere in this Section 3 or Section 4)
provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                           (h) No Impairment. The corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                           (i) No Fractional Shares and Certificate as to
Adjustments.


                                    (i) No fractional shares shall be issued
upon the conversion of any share or shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred, and in lieu of any fractional shares to which the holder of share or shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair market value of one share of Common Stock as determined by the Board of Directors.

                                    (ii) Upon the occurrence of each adjustment
or readjustment of the Conversion Price of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred or Series H Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for such Series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series of Preferred Stock.

                           (j) Notices of Record Date. In the event of any
taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                           (k) Reservation of Stock Issuable Upon Conversion.
The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

                           (l) Notices. Any notice required by the provisions of
this Section 3 to be given to the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the corporation.

                  (4) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary:

                           (a) The holders of Series H Preferred shall be
entitled to receive, prior and in preference to any distribution of assets or surplus funds of the corporation to the holders of the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred a per share amount equal to $6.90 (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) plus any declared but unpaid dividends (the "Series H Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series H Preferred shall be insufficient to permit the payment to such holders of the full preferential amounts for the Series H Preferred then the remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series H Preferred.

                           (b) After full payment of the Series H Liquidation
Preference, the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, (i) the amount of $7.50 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series A Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred, (ii) the amount of $10.00 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series B Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred, (iii) the amount of $16.00 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series C Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred, (iv) the amount of $1.00 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series D Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series D Preferred, (v) the amount of $1.00 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series D-1 Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series D-1 Preferred, (vi) the amount of $4.40 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series E Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series E Preferred, (vii) the amount of $4.50 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series F Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series F Preferred, (viii) the amount of $4.75 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series F-1 Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series F-1 Preferred, and (ix) the amount of $4.75 per share (subject to adjustment of such fixed dollar amount for any stock splits, stock dividends, combinations, recapitalizations or the like) for each share of Series G Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends on the Series G Preferred. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred shall be insufficient to permit the payment to such holders of the full preferential amounts for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred then the remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred and Series G Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive.

                           (c) Upon the completion of the distributions required
by Sections 4(a) and 4(b) above, the remaining assets and funds of the corporation available for distribution to shareholders shall be distributed to the holders of Common Stock on a pro rata basis based upon the number of shares of Common Stock then held by them.

                           (d) For purposes of this Section 4, a liquidation,
dissolution or winding up of the corporation shall be deemed to occur if the corporation shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any other transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, provided that this Section 4(d) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the corporation.

                           (e) In the event of a deemed liquidation as described
in Section 4(d) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                    (i) Securities not subject to investment
letter or other similar restrictions on free marketability:

                                             (A) If traded on a securities
exchange or The Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                             (B) If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three
(3) days prior to the closing; and

                                             (D) If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock.

                                    (ii) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 4(e)(i) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock.

                           (f) The corporation shall give each holder of record
of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least two thirds of the voting power of all then outstanding shares of such Preferred Stock.

                           (g) In the event the requirements of this Section 4
are not complied with, the corporation shall forthwith either cause the closing of the transaction to be postponed until such time as the requirements of this
Section 4 have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in
Section 4(f) hereof.

                           (h) Shares of Preferred Stock shall not be entitled
to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.

                  (5) Protective Provisions.

                           (a) The corporation shall not without first obtaining
the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred, Series F-1 Preferred, Series G Preferred and Series H Preferred, voting together as a single class, which vote or consent shall be calculated without regard to the first sentence of Article II, Section (B)(2)(a), sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, provided that this Section 5 shall not apply to a merger effected exclusively for the purpose of changing the domicile of the corporation.

                           (b) So long as any shares of Preferred Stock are
outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock, voting together as a class, which vote or consent shall be calculated without regard to the first sentence of Article II, Section
(B)(2)(a), effect or validate the following actions:

                                    (i) Any action that alters or changes the
rights, preferences or privileges of the Preferred Stock, including any change to the number of authorized directors of the corporation;

                                    (ii) Any amendment, alteration, or repeal of
any provision of the Articles of Incorporation or the Bylaws of the corporation (including any filing of a Certificate of Determination) that affects adversely the voting powers, preferences, or other special rights or privileges, qualification, limitations, or restrictions of the Preferred Stock;

                                    (iii) Any increase or decrease (other than
by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                                    (iv) Any authorization or any designation,
whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the corporation having rights, preferences and privileges ranking senior to or on parity with the Preferred Stock;

                                    (v) Any redemption, repurchase, exchange,
payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the corporation pursuant to agreements which permit the corporation to repurchase such shares upon termination of services to the corporation or in exercise of the corporation 's right of first refusal upon a proposed transfer); or

                                    (vi) Any other action that adversely affects
or materially affects the rights preferences or privileges of the Preferred
Stock.

                           (c) Notwithstanding the protections provided for in
Section 5(b) above, the consent of the holders of a majority of the outstanding shares of Series H Preferred, voting separately, shall be required for (i) any action by the corporation set forth in Section 5(b) above that would adversely affect the rights, preferences or privileges of the Series H Preferred in a manner different from those of any other series of Preferred Stock then outstanding, (ii) any amendment to the liquidation preference of the Series H Preferred pursuant to Section 4, or (iii) any amendment to any provision of these Articles that decreases the percentage of outstanding shares required for any vote, consent or approval of shareholders. The purpose of this Section shall be to codify the rights of the holders of Series H Preferred under Section 903(b) of the California Corporations Code and not to provide any voting rights in addition to those provided for in such Section 903(b).

         (C) Common Stock.

                  (1) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  (2) Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section II(B)(4) hereof.


                  (3) Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                       IV

         (A) Limitation on Directors' Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (B) Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation law, subject only to the applicable limits set forth in
Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

         (C) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article III by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 603(b), 902(e) and 903(b) of the California General Corporation Law. The total number of outstanding shares of the corporation is 1,063,164 shares of Common Stock, 110,662 shares of Series A Preferred Stock, 186,500 shares of Series B Preferred Stock, 99,424 shares of Series C Preferred Stock, 999,992 shares of Series D Preferred Stock, 1,379,482 shares of Series D-1 Preferred Stock, 681,818 shares of Series E Preferred Stock, 3,290,004 shares of Series F Preferred Stock, 1,783,733 shares of Series F-1 Preferred Stock and 3,225,239 shares of Series G Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required under law and the Articles of Incorporation in effect at the time of this amendment was more than 50% of the outstanding Common Stock, voting separately as a class and more than 60% of the outstanding shares of Preferred Stock, voting separately as a class.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  February 25, 2002


                                     /s/ David Clapper
                                     ____________________________________
                                     David Clapper, President

                                     /s/ Christopher Mitchell
                                     ____________________________________
                                     Christopher Mitchell, Secretary